Artisan Partners Funds, Inc.

1940 Act File No. 811-8932

Report on Form N-SAR for the period ended September 30, 2012

Sub-Item 77E:          Legal Proceedings

In June 2011, a complaint entitled Reso v. Artisan Partners Limited Partnership was filed in the U.S. District Court for the Northern District of California (and subsequently transferred to the U.S. District Court for the Eastern District of Wisconsin), naming Artisan Partners as the defendant in a lawsuit challenging the investment advisory fees it charged to certain series of Artisan Partners Funds, Inc. managed by it. The complaint alleged, among other things, that Artisan Partners breached its fiduciary duty by charging excessive management fees to Artisan International Fund, Artisan International Value Fund and Artisan Mid Cap Value Fund in violation of Section 36(b) of the Investment Company Act of 1940, as amended. Artisan Partners believed the claims were without merit and defended the case vigorously. In August 2012, the case was resolved and dismissed with prejudice without a material adverse effect on Artisan Partners’ financial position or results of operations.